Filed Pursuant to Rule 433
Registration No. 333-130323

THE TRAVELERS COMPANIES, INC.

FINAL TERM SHEET

Issuer:	The Travelers Companies, Inc. (Ticker: TRV)
Title of Security:	6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067
Scheduled Maturity Date:	March 15, 2037, or, if such date is not a business day, the following business day
Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	March 15, 2067, or if such date is not a business day, the following business day
Interest Rates:	6.25% per annum to but excluding March 15, 2017, and Three-month LIBOR + 221.5 bp per annum from and including March 15, 2017 until the Final Maturity Date, unless redeemed or repaid earlier
Interest Payment Dates:	Each March 15 and September 15 until March 15, 2017, and thereafter each March 15, June 15, September 15, and December 15 until the Final Maturity Date, unless redeemed or repaid earlier
First Interest Payment Date:	September 15, 2007
Trade Date:	March 5, 2007
Settlement Date (T+5):	March 12, 2007
Applicable Spreads for the Purposes of Calculating Redemption Prices:	+50 bp if the redemption is within 90 days after the occurrence of a tax event or a rating agency event; and +25 bp in other cases
Benchmark:	UST 4.625% due February 15, 2017
Benchmark Yield:	4.505%
Reoffer Spread:	+178 bp
Reoffer Yield:	6.285%
Price to Public:	99.742%
CUSIP:	89417EAA7
Joint Book-Running Manager and Sole Structuring Advisor:	Citigroup Global Markets Inc.
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Lehman Brothers Inc.
Co-Managers:	Deutsche Bank Securities, Inc. Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR® on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at toll-free 1-877-858-5407, J.P. Morgan Securities Inc. at 1-212-834-4533 (collect) or Lehman Brothers Inc. at toll-free 1-888-603-5847.